EXHIBIT 10.19

AMENDMENT NO. 2

TO DISTRIBUTORSHIP AGREEMENT

THIS AMENDMENT NO. 2 TO DISTRIBUTORSHIP AGREEMENT is dated February 28, 2018, effective September 7, 2017, by and between PURADYN FILTER TECHNOLOGIES INCORPORATED (“PFTI”) and DNOW L.P. (“Distributor”).

RECITALS

A.

PFTI and Distributor have previously entered into that certain Distributorship Agreement dated December 14, 2015 (“Initial Agreement”), as amended by Amendment No. 1 dated September 7, 2017 (“Amendment No. 1”).

B.

PFTI and Distributor desire to amend and restate Amendment No. 1 in its entirety.

C.

In consideration of the mutual promises set out in this Amendment No. 2, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, PFTI and Distributor agree follows.

AGREEMENT

1.

SECTION 1 – Rights Granted.

PFTI grants to Distributor an Exclusive RIGHT on the terms and conditions set forth herein to purchase inventory, promote and resell “PFTI Products for the Oil and Gas Industry” (as defined below) globally. Also, PFTI grants to Distributor a Non-Exclusive RIGHT on the terms and conditions contained below to purchase inventory, promote and resell any other PFTI product other than the PFTI Products for the Oil and Gas industry (the “PFTI Other Products”).

From the effective date of this Amendment No. 2 the following responsibilities regarding PFTI Products for the Oil and Gas Industry shall apply to PFTI:

a)

PFTI shall turn over all Oil and Gas Industry accounts to the Distributor;

b)

PFTI shall direct all inquiries related to the Oil and Gas Industry to Distributor;

c)

All installation kits designed for the Oil and Gas Industry will be sold exclusively through Distributor;

d)

PFTI shall continue to provide sales and technical support of PFTI Products for the Oil and Gas Industry;

e)

PFTI shall notify all current PFTI’s distributors dealing in the Oil and Gas Industry that Distributor is now PFTI’s Master Distributor for this industry, and all PFTI Products for the Oil and Gas Industry will be purchased through Distributor; and

f)

An incentive program will be used to compensate the Distributor for the difference between the price of product currently being charged by PFTI offered to the Distributor for the Oil and Gas Industry and the wholesale price currently available.

2.

SECTION 2 – Products.

As used in this Amendment No. 2, the term “PFTI Products for the Oil and Gas Industry” shall mean the products, related service parts, and accessories for the Oil and Gas Industry manufactured and/or sold by PFTI.

“PFTI Products for the Oil and Gas Industry” and “PFTI Other Products” together shall mean “PFTI Products”.

PFTI shall provide adequate information and training to Distributor’s sales personnel to ensure that they are properly trained and informed with regard to the PFTI Products as well as provide technical information reasonably necessary for preparation of quotes and service work.

3.

SECTION 3 – Terms of Sale.

All sales of PFTI Products to Distributor shall be made pursuant to this Amendment No. 2 and Distributor’s Conditions of Purchase. PFTI standard terms are net 30 days from invoice receipt. PFTI agrees to properly pack all items for shipment in accordance with its customary practices. Title and risk of loss shall be borne by Distributor after delivery and acceptance of such PFTI Products to Distributor. The carrier will be selected according to the instructions in the Distributor’s purchase order and shipment scheduled by PFTI, unless Distributor requests a reasonable alternative that does not negatively affect or delay shipment. All orders are subject to acceptance by PFTI.

Any tax, license, fee, assessment, customer duty, excise or imposition levied or imposed by any present or future law of any governmental authority shall be the responsibility of the party incurring same.

4.

SECTION 4 – Payment.

Distributor shall pay all charges as shown on each invoice within 30 days of the invoice receipt, or per other terms as may be granted by PFTI from time to time.  PFTI may reserve the right to withhold further shipments to, or refuse orders from, distributor until past due amounts are received by PFTI.

5.

SECTION 5 (c) – Order Processing and Returns.

c.

PFTI will accept returns of PFTI Products that are defective at the time of sale to Distributor or prove defective during the warranty period. PFTI will also allow Distributor to return saleable goods to PFTI, subject to the conditions set forth in Section 10 herein.

6.

SECTION 10 – Returns.

Distributor may return PFTI Products once a year for credit against future purchase of PFTI Products. Returns are subject to the following conditions:

6.1

PFTI Product in salable condition, subject to PFTI inspection before acceptance, and subject to a 20% restocking charge if returned product is not in salable condition.  Other conditions that might warrant a restocking charge will be discussed by the parties.

6.2

Credits for returns will be issued at the Distributor price in effect at the time the product was originally purchased, less any applicable discounts.

7.

NEW SECTION 22 – Change in PFTI’s Ownership.

In case of any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, by PFTI of a 50% interest in the direct or indirect voting securities of PFTI (a “PFTI Change of Control”) after the date hereof, Distributor shall have the option to terminate this Agreement by written notice to PFTI.  The foregoing notwithstanding, there shall be no PFTI Change of Control for interfamilial transfers by or among the family of Joseph V. Vittoria, inclusive of issuances by PFTI. If Distributor decides to continue with the Agreement despite the PFTI Change of Control, the new management of PFTI shall honor all the terms of this Agreement including but not limited to Distributor’s condition as exclusive distributor of PFTI Products for the Oil and Gas industry globally.

8.

Except as expressly amended by this Amendment No. 2, all other terms and conditions of the Initial Agreement shall remain in full force and effect. This Amendment No. 2, together with the Initial Agreement, constitutes the entire agreement and understanding between the parties, concerning the subject matter thereof.

The parties have executed this amendment in duplicate as evidenced by the following signatures of authorized representatives of the parties.

PURADYN FILTER TECHNOLOGIES INCORPORATED	DNOW L.P. by its general partner Wilson International, Inc.

By: /s/ Kevin Kroger	By: /s/ Jim Owsley
Name: Kevin Kroger	Name: Jim Owsley
Title: President & COO	Title: VP Supply Chain

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